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                           LETTER OF INVESTMENT INTENT

                                  April 6, 1995

Piper Funds Inc.
222 South Ninth Street
Minneapolis, MN  55402

Dear Sir/Madam:

          In connection with the purchase by Piper Capital Management Incorporated (the "Purchaser") of 100 Series M Shares of Piper Funds Inc. (the "Shares"), the Purchaser hereby represents that it is acquiring the Shares for investment with no intention of reselling or otherwise distributing the Shares. The Purchaser hereby further agrees that any transfer of any of the Shares or any interest in it shall be subject to the following conditions:

          1. The Purchaser shall furnish you and counsel satisfactory to you, prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

          2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Shares in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Shares unless such Shares are registered.

          The Purchaser hereby authorizes you to take such action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Shares, including the imposition of a requirement that any transferee of the Shares sign a letter agreement similar to this one.

                                   Very truly yours,

                                   PIPER CAPITAL MANAGEMENT
                                   INCORPORATED


                                   By /s/ Charles N. Hayssen
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                                     Its Vice President and C.O.O.
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